Exhibit 5.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200
FAX 804 • 788 • 8218
December 6, 2006
Fremont Mortgage Securities Corporation
2727 East Imperial Highway
Brea, California 95821
Ladies and Gentlemen:
We have acted as counsel to Fremont Mortgage Securities Corporation, a Delaware corporation (the “Depositor”), in connection with the offering and sale by the Depositor of the Mortgage-Backed Certificates, Series 2006-E (collectively, the “Certificates”) representing interests in Fremont Home Loan Trust 2006-E (the “Issuing Entity”). The publicly offered Certificates have been sold pursuant to the terms of the underwriting agreement, dated December 5, 2006 (the “Underwriting Agreement”), by and between the Depositor and Goldman, Sachs & Co., Inc., Barclays Capital Inc., Deutsche Bank Securities Inc., Greenwich Capital Markets, Inc., Keefe, Bruyette and Woods, Inc. and Lehman Brothers Inc. (the “Underwriters”). The publicly offered Certificates were offered and sold pursuant to the prospectus supplement dated December 5, 2006 (the “Prospectus Supplement”) and the related prospectus dated July 11, 2006 (the “Base Prospectus”).
The Certificates will be issued pursuant to a pooling and servicing agreement, dated as of December 1, 2006 (the “Pooling and Servicing Agreement”), by and among the Depositor, Fremont Investment & Loan, as sponsor, originator and servicer (“Fremont”), HSBC Bank USA, National Association, as trustee, and Wells Fargo Bank, N.A., as master servicer, trust administrator and swap administrator. The Certificates evidence interests in a pool of adjustable and fixed-rate, first and second-lien residential mortgage loans and related mortgages and certain other assets, conveyed to the Issuing Entity by the Depositor. The Depositor acquired the Mortgage Loans from Fremont pursuant to a mortgage loan purchase agreement, dated as of December 1, 2006 (the “Mortgage Loan Purchase Agreement”), by and between the Fremont and the Depositor. The Underwriting Agreement, Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement are herein collectively referred to as the “Transaction Documents.”
In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents and such certificates, corporate and public records, agreements and instruments and

Fremont Mortgage Securities Corporation
December 6, 2006

other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Transaction Documents and we have relied upon certificates and oral or written statements and other information obtained from the Depositor, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Depositor in connection with the preparation and delivery of this letter.
We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, “to our knowledge,” “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Underwriting Agreement.
We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.
On the basis of the foregoing and such assumptions and qualifications specified herein, we are of the opinion that:

Fremont Mortgage Securities Corporation
December 6, 2006

     1. When the Certificates have been duly issued, executed and authenticated in accordance with the provisions of the Pooling and Servicing Agreement and delivered to and paid for by the Underwriter, and upon the due execution and delivery of the Pooling and Servicing Agreement by the parties thereto, the Certificates will be legally and validly issued, the holders of the Certificates will be entitled to the benefits provided by the Pooling and Servicing Agreement pursuant to which such Certificates were issued, and no holder of Certificates will be subject to any further assessment in respect of the purchase price of the Certificates.
     2. The descriptions of federal income tax consequences appearing under the heading “Material Federal Income Tax Consequences” in the Base Prospectus and in the Prospectus Supplement accurately describe the material federal income tax consequences to holders of the Certificates, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated in such opinions.
We hereby consent to the filing of this letter as an exhibit to the Depositor’s Registration Statement on Form S-3 (Registration No. 333-132540) (the “Registration Statement”) as it relates to the Certificates and to the reference to this firm under the headings “Legal Matters” and “Federal Income Tax Consequences” in the Base Prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.
No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Certificates under the laws of any state. In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

Fremont Mortgage Securities Corporation
December 6, 2006

CIRCULAR 230 DISCLOSURE
TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
Very truly yours,
/s/ Hunton & Williams LLP